EX-23
          CONSENT OF CHILD, VAN WAGONER & BRADSHAW, PLLC

        CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
City Capital Corporation

We consent to the incorporation by reference of the Company's independent registered public accounting firm reports dated March 26, 2009 and April 18, 2008 on the consolidated balance sheets as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders' (deficit) and cash flows for the years ended December 31, 2008 and 2007, included in City Capital Corporation's Form 10-K, into the Company's previously filed registration statement on Form S-8 (File No. 333-141650).

/s/ Spector, Wong & Dividian, LLP
Spector, Wong & Dividian, LLP
May 14, 2009
Pasadena, California